Limited Power of Attorney
Securities Law Compliance


I, as an officer or director of SVB Financial Group and subsidiaries, appoint Karen Hon, Kamran Husain, Annie Loo and Denise West, and each of them, my true and lawful attorney in fact and agent to complete and execute Forms
144, Forms 3,4 and 5 and other forms as the attorney determines in hisor her discretion are required or advisable pursuant to Rule 144 under the Securities Act of 1933, as amended,Section 16 of the Securities
Exchange Act of 1934, as amended, or the Securities and Exchange Commissions rules and regulations, or any successor laws or regulations, as a consequence of my ownership, acquisition or disposition of securities of SVB Financial Group, and to do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, and other person or agency as the attorney deems appropriate. I ratify and confirm all that the attorneys in fact and agents do or cause to be done.

This Limited Power of Attorney is executed in Santa
Clara, CA as of the date below and shall remain effective unless I am no longer required to complete said forms or until my revocation in writing of this Limited Power of Attorney.






			Signature /s/Kamran F. Husain


			Kamran F. Husain


			Type or Print Name

			Dated: 5/29/2012



Witness:


/s/ Karen Hon and Shawn Street
Signature

Karen Hon and Shawn Street
Type or Print Name

Dated:	5/29/2012